SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) October 5, 1999



                       SPRINT CORPORATION
     (Exact name of Registrant as specified in its charter)

          Kansas                 0-4721                48-0457967
(State of Incorporation) (Commission File Number)  (I.R.S. Employer
                                                    Identification No.)


   2330 Shawnee Mission Parkway, Westwood, Kansas                   66205
     (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code (913) 624-3000



 (Former name or former address, if changed since last report)


          P. O. Box 11315, Kansas City, Missouri 64112
        (Mailing address of principal executive offices)

Item 5.  Other Events

Agreement to Merge into MCI WorldCom

     On October 5, 1999, Sprint Corporation ("Sprint") announced that it had entered into a definitive merger agreement with MCI WORLDCOM, Inc. ("MCI WorldCom"). Under the agreement, each share of Sprint's FON Common Stock will be exchanged for $76.00 of MCI WorldCom common stock, subject to a collar. In addition, each share of Sprint's PCS Common Stock will be exchanged for one share of a new WorldCom PCS tracking stock and 0.1547 shares of MCI WorldCom common stock. The terms of the WorldCom PCS Tracking Stock will be equivalent to those of Sprint's PCS Common Stock and will track the performance of the PCS business of the surviving company. The merger will be tax free to shareholders of Sprint and will be accounted for as a purchase.

     The actual number of shares of MCI WorldCom common stock to be exchanged for each share of Sprint's FON Common Stock will be determined based on the average trading prices prior to the closing, but will not be less than 0.9400 shares (if MCI WorldCom's average stock price exceeds $80.85) or more than 1.2228 shares (if MCI WorldCom's average stock price is less than $62.15).

     The merger is subject to the approvals of the stockholders of Sprint and MCI WorldCom as well as customary regulatory approvals. It is anticipated that the merger will close in the second half of 2000.

     Additional information concerning the merger is contained in the news release relating to the merger agreement, a copy of which is filed as Exhibit 99 hereto and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

     (c)    Exhibits

          2 Agreement and Plan of Merger dated as of October 4, 1999 between MCI WORLDCOM, Inc. and Sprint Corporation

          99 News Release relating to the execution of the Agreement and Plan of Merger

                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                              SPRINT CORPORATION


Date: October 6, 1999         By:  /s/ Michael T. Hyde
                                   Michael T. Hyde
                                   Assistant Secretary

                         EXHIBIT INDEX

Exhibit
Number    Description
Page

2 Agreement and Plan of Merger dated as of October 4, 1999 between MCI WORLDCOM, Inc. and Sprint Corporation

99 News Release relating to the execution of the Agreement and Plan of Merger